Exhibit 99.1

Contact:

David Smith

212-515-7783

NEW SENIOR ANNOUNCES $296 MILLION OF ASSET SALES UNDER CONTRACT

NEW YORK — October 5, 2017 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today that it expects to complete $296 million of asset sales (the “Transactions”) during the fourth quarter of 2017. The Transactions include (i) a $186.0 million sale of six triple net leased properties, as well as termination of the related lease with LCS (the “Leased Portfolio Sale”) and (ii) a $109.5 million sale of nine properties managed by Holiday Retirement (the “Managed Portfolio Sale”).

The Transactions offer distinct strategic benefits. The properties in the Leased Portfolio Sale have experienced significant occupancy and EBITDARM declines since acquisition, and the sale will eliminate the Company’s lowest covering triple net lease portfolio. In addition, the Leased Portfolio Sale, which includes four Continuing Care Retirement Communities (“CCRCs”), will substantially eliminate the Company’s exposure to skilled nursing and significantly reduce exposure to the competitive Dallas, Texas metropolitan area. The Managed Portfolio Sale will divest non-core, underperforming assisted living / memory care (“AL/MC”) assets with low net operating income (“NOI”) margins.

“The sales announced today significantly advance our stated objective of pursuing selective asset sales in order to enhance the overall quality of our portfolio. In addition, these sales are expected to generate significant dry powder for new investments and other initiatives,” New Senior Chief Executive Officer Susan Givens said.

Total consideration of $186.0 million for the Leased Portfolio Sale represents a 6.6% cap rate on 2Q 2017 annualized NOI generated by the underlying portfolio, and represents an 8.2% lease yield on 2Q 2017 annualized cash rent. Total consideration of $109.5 million for the Managed Portfolio Sale represents a 5.1% cap rate on 2Q 2017 annualized cash NOI.

In connection with the Transactions, the Company expects to repay approximately $178 million of existing debt with a weighted average interest rate of approximately 4.6%. After debt repayment, the net proceeds from the Transactions will be approximately $117.5 million (before fees and expenses). The Company intends to use the net proceeds for general corporate purposes, which may include new investments, debt prepayment and/or repurchases of common stock, depending on market conditions.

More detail about the benefits of the Transactions is set forth below:

•	Improve Triple Net Lease Portfolio Coverage: The properties in the Leased Portfolio Sale have experienced significant occupancy and EBITDARM declines since acquisition, and the sale will eliminate the Company’s lowest covering triple net lease portfolio. For the second quarter of 2017, the properties in the Leased Portfolio Sale had EBITDARM coverage of 1.05x. For illustrative purposes, excluding these properties would increase EBITDARM coverage for the total triple net portfolio from 1.17x to 1.19x. EBITDARM coverage is presented one quarter in arrears on a trailing twelve month basis.

•	Improve Managed Portfolio Quality: The Managed Portfolio Sale will improve the quality of New Senior’s managed portfolio on the basis of several metrics. For the second quarter of 2017, the properties in the Managed Portfolio Sale had an average occupancy of 82.3% and an NOI margin of 16.4%. For illustrative purposes, excluding these properties from second quarter 2017 results would improve same store RevPOR by 2.5% to $3,085, same store occupancy by 60 basis points to 86.8% and same store NOI margin by 190 basis points to 34.5%.

•	Increase Independent Living Exposure: The Leased Portfolio Sale is composed of four CCRCs, one AL/MC facility and one independent living (“IL”) facility, and the Managed Portfolio Sale is composed entirely of AL/MC facilities. For illustrative purposes, excluding these properties from second quarter 2017 results would improve the Company’s exposure to IL assets as a percentage of NOI from 72% to 80%.

•	Improve Geographic Concentration: All of the properties being sold in the Transactions are located in Florida and Texas, which are the states that currently account for the greatest concentration of the Company’s NOI, followed by California. For illustrative purposes, excluding these properties from second quarter results would reduce the concentration of NOI from these three states from 39% to 32%.

The impact of the Transactions on various portfolio metrics is summarized below.

Metric	2Q’17	Illustrative - 2Q’17 Excl. Sale Assets
Total Number of Properties	148	133

Total Portfolio NOI—% Triple Net	51%	49%

Total Portfolio NOI—% Managed	49%	51%

Total Portfolio NOI—% IL	72%	80%

Total Portfolio NOI—% AL/MC	19%	17%

Total Portfolio NOI—% CCRC	9%	3%

Triple Net Portfolio—EBITDARM Coverage	1.17x	1.19x

Same Store Managed Portfolio—RevPOR	$3,009	$3,085

Same Store Managed Portfolio—Occupancy	86.2%	86.8%

Same Store Managed Portfolio—NOI Margin	32.6%	34.5%

The closings of the Transactions, which are independent of one another, are expected to occur by the end of 2017, subject to customary closing conditions. However, there can be no assurance that the Transactions will be completed on the terms and within the timeframe described herein, or at all. There can be no assurance that actual results would equal the illustrative information contained herein, and any differences could be material.

ABOUT NEW SENIOR

New Senior Investment Group (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of June 30, 2017, New Senior is one of the largest publicly-traded owners of senior housing properties, with 148 properties across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the expected completion of asset sales, the expected impact of those sales on the Company and the anticipated use of proceeds. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements as well as the illustrative information contained herein, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Any of these risks could impact the ability to complete the Transactions on the terms and within the timeframe described herein and the ability to deploy the net proceeds into new investments or other initiatives. Forward-looking statements contained herein speak only as of the date of this press release, and the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.